Exhibit 99.2

FIRST AMENDMENT TO

MANAGEMENT AND SERVICES AGREEMENT

THIS FIRST AMENDMENT TO MANAGEMENT AND SERVICES AGREEMENT (the “Amendment”) is made this 24th day of February, 2005 and amends that certain Management and Services Agreement dated as of August 7, 2003, (the “Agreement”) by and between MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company (“Morris Communications”), MSTAR SOLUTIONS, LLC, a Georgia limited liability company (“MSTAR Solutions”) and MORRIS PUBLISHING GROUP, LLC, a Georgia limited liability company. All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

W I T N E S S E T H

WHEREAS, Morris Communications, MSTAR Solutions and Morris Publishing each desire to amend the Agreement in order to provide for a potentially lower MSTAR Solutions’ Fee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

ARTICLE 2

FEE AND PAYMENT TERMS

Section 2.1(b) of the Agreement is hereby amended by replacing the existing language in its entirety with the following:

“(b) Effective January 1, 2005, the fee payable by Morris Publishing to MSTAR Solutions (“MSTAR Solutions’ Fee”) shall be the lesser of:

(i) Morris Publishing’s allocable share (based upon usage) of the actual annual costs of operations of MSTAR Solutions, including Third Party Costs, as allocated by Morris Communications; and

(ii) an amount equal to two and one-half percent (2-1/2%) of Morris Publishing’s annual total operating revenues.”

Section 2.2(a)(ii) of the Agreement is hereby amended by replacing the existing language in its entirety with the following:

“(ii) Within fifteen (15) days after the end of each calendar month (with appropriate pro-rata adjustments in the payment made to account for any partial months) during the Term, Morris Publishing shall pay MSTAR Solutions one-twelfth (1/12) of the lesser of two and one-half percent (2-1/2%) of its budgeted total operating revenues for the fiscal year or its allocable share of the budgeted total annual costs of operations of MSTAR Solutions, as allocated by Morris Communications. As soon as practical after the end of each fiscal year, Morris Publishing shall provide Morris Communications with a statement of its actual total operating revenues and MSTAR Solutions shall provide Morris Publishing with a statement of its actual total costs of operations along with Morris Publishing’s allocable share. If appropriate, Morris Publishing shall pay MSTAR Solutions the short-fall, or MSTAR Solutions shall pay to Morris Publishing the excess, between fee payments based upon budgeted amounts and actual fee payments based upon total operating costs or revenues.”

This Amendment shall be effective for purposes of the determination of the amount of the MSTAR Solutions’ Fee as of January 1, 2005, but shall not effect the fee for any prior periods..

As amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company

By:	/s/ Craig S. Mitchell
Print Name:	Craig S. Mitchell
Title:	Sr. Vice President

(Signatures continue on next page)

MORRIS PUBLISHING GROUP, LLC,
a Georgia limited liability company

By:	/s/ Craig S. Mitchell
Print Name:	Craig S. Mitchell
Title:	Sr. Vice President

MSTAR SOLUTIONS, LLC,
a Georgia limited liability company

By:	/s/ Craig S. Mitchell
Print Name:	Craig S. Mitchell
Title:	Sr. Vice President

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